Exhibit 5.1 Form of Attorney Opinion and Consent

The McGeary Law Firm, P.C.

1600 Airport Fwy., Suite 300

Bedford, Texas 76022

(817)-282-5885

February 7, 2018

Board of Directors

QUESTCORP GLOBAL INC.

Wisma Quest, No 36-4, Jalan Metro Pudu,

Fraser Business Park, Off Jalan Yew,

55100, Kuala Lumpur, Malaysia

Re: Registration Statement on Form S-1 (the “Registration Statement”)

Dear Board of Directors:

I have been requested to issue my opinion as to the legal status of common shares of QUESTCORP GLOBAL, INC. (the “Company”) which are being registered on Form S-1 under the Securities Act of 1933, as amended, (the “Registration Statement”) for sale by existing stockholders and the Company. This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act. The Registration Statement relates to the proposes sale of up to 666,667 shares of common stock held by the Company and 4,800,000 shares of common stock held by the Selling Shareholders (the “Shares”).

I have, in connection with that request, examined the Articles of Incorporation as Amended and By-laws of the Company, and a draft of the proposed registration statement on Form S-1, reviewed other documents and conducted other investigations as I have deemed necessary and appropriate to establish a basis for the opinions set forth herein.

In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, and the authenticity of all documents submitted to me as originals or photo static copies. I have also assumed that signing parties have had the power, corporate or other, to sign all documents that bear their signatures. As to any facts material to the opinions expressed herein which I have not independently established or verified, I have relied upon statements and representations of officers and other representatives of the Company and others.

Based upon my examination of relevant documents and other inquiries made by me it is my opinion that the Shares to be offered and sold by existing stockholders pursuant to the Registration Statement are duly and validly authorized and issued, fully-paid and non-assessable common shares of the Company. I am further of the opinion that the Shares to be to be offered by the Company, when issued in accordance with the Registration Statement, will be legally and validly issued, fully paid and non-assessable.

I will be available to respond to any questions the Staff of the Securities and Exchange Commission or the Company, may have about the opinions expressed herein or the facts upon which they are based.

CONSENT

I hereby consent to the use of this opinion as an exhibit to the Registration Statement and in any amendment thereto, and to the use of our name in the Prospectus forming a part of the Registration Statement under the caption “Legal Matters.” In giving this consent, I do not admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Sincerely,

/s/ Aaron D. McGeary
Aaron D. McGeary